Precision Auto Care, Inc.
           Exhibit 11-Statement Re: Computation of Per Share Earnings (In Thousands, except per share data)


                         Pro Forma Combined As Adjusted
                          For Combination and Offering

                                                  Three Months Ended September 30,
                                                                   1998         1997
                                                                   ----         ----
Weighted average shares outstanding common stock                   6,121        5,474
Weighted average shares issuable upon exercise of dilutive common
  stock options                                                       --           14
Common stock and common stock equivalents issued at prices
  below the IPO price during the twelve months preceding the
  initial filing of the Registration Statement                        --            8
                                                                      --            -

Total weighted average shares                                      6,121        5,497
                                                                  ======        =====

Net Income (Loss)                                                  ($717)        $884
                                                                  ======        =====

Earnings (loss) per share                                         ($0.12)       $0.16
                                                                  ======        =====